Exhibit 10.45

SECOND SUPPLEMENT

TO THE MASTER LOAN AGREEMENT

(TERM REVOLVING LOAN)

THIS SECOND SUPPLEMENT TO THE MASTER LOAN AGREEMENT (this “Second Supplement”), dated as of February 27, 2007, is between AGSTAR FINANCIAL SERVICES, PCA (the “Lender”) and INDIANA BIO-ENERGY, LLC, an Indiana limited liability company (the “Borrower”), and supplements and incorporates all of the provisions of that certain Master Loan Agreement, dated as of even date herewith, between the Lender and the Borrower (as the same may be amended, modified, supplemented, extended or restated from time to time, the “MLA”).

1.

Definitions. As used in this Second Supplement, the following terms shall have the following meanings. Capitalized terms used and not otherwise defined in this Second Supplement shall have the meanings attributed to such terms in the MLA. Terms not defined in either this Second Supplement or the MLA shall have the meanings attributed to such terms in the Uniform Commercial Code, as enacted in the State of Minnesota and as amended from time to time.

“Availability Date” shall have the meaning specified in Section 6 of this Second Supplement.

“Maximum Rate” shall have the meaning specified in Section 9 of this Second Supplement.

“Monthly Payment Date” mean s the first (1 5t) day of each calendar month.

“Outstanding Credit” means, at any time of determination, the aggregate amount of Advances then outstanding.

“Outstanding Revolving Advance” means the total Outstanding Credit under this Second Supplement and the Term Revolving Note.

“Request for Advance” shall have the meaning specified in Section 7(a) of this Second Supplement.

“Revolving Advance” means an advance under this Second Supplement and the Revolving Note.

“Revolving Letters of Credit” shall have the meaning specified in Section 8.

“Revolving Letter of Credit Liabilities” means, at any time, the aggregate maximum amount available to be drawn under all outstanding Revolving Letters of Credit (in each case, determined without regard to whether any conditions to drawing could then be met) and all unreimbursed drawings under Revolving Letters of Credit.

“Term Revolving Note” means that certain promissory note to be executed and delivered to the Lender by the Borrower on the Closing Date pursuant to the terms and conditions provided for in this Second Supplement and the MLA.

“Term Revolving Loan Commitment” shall have the meaning specified in Section 3 of this Second Supplement.

“Term Revolving Loan Termination Date” shall have the meaning specified in Section 3 of this Second Supplement.

“Unused Commitment Fee” shall have the meaning specified in Section 7(d) of this Supplement.

2.

Conversion of Construction Loan into Term Revolving Loan. Pursuant to the terms and conditions contained in the MLA and this Second Supplement, on the Conversion Date a portion of the Construction Loan shall be converted into a Term Revolving Loan to be used for cash and inventory management purposes.

(a)

Conditions Precedent. In addition to the terms and conditions set forth in the MLA, this Second Supplement and as incorporated from the Disbursing Agreement, the Lender shall not be obligated to convert any part of the Construction Loan into a Term Revolving Loan unless and until:

(i)

Amount of Term Revolving Loan. The maximum amount of the Construction Loan that is converted into a Term Revolving Loan shall be at Borrower’s option, but in any event not greater than $20,000,000.00;

(ii)

Completion Certificate. The Lender shall have received a Completion Certificate in a form and substance satisfactory to the Lender in its sole discretion;

(iii)

No Defaults. There shall be no uncured and continuing Events of Default under the MLA or any of the Loan Documents as of the Conversion Date;

(iv)

Representations and Warranties. The representations and warranties contained in the MLA and this Second Supplement are correct on and as of the Conversion Date, except to the extent that they relate solely to an earlier date; and

(v)

Marketing Agreements. The Borrower has executed marketing agreements for ethanol and distiller’s grains to be produced at the Project and provided Lender with collateral assignments of all such agreements in form and content which is satisfactory to Lender and its counsel and acknowledged by the non-Borrower party to all such agreements.

3.

Term Revolving Loan Commitment. Lender agrees, on the terms and conditions set forth in the MLA and this Second Supplement, to convert, at Borrower’s option but in any event not greater than $20,000,000.00 of the Construction Loan into a Term Revolving Loan on the Conversion Date, and to make one or more advances to the Borrower, during the period beginning on the Conversion Date and ending on the Business Day immediately preceding the Maturity Date (the “Term Revolving Loan Termination Date”), in an aggregate principal amount outstanding at anyone time not to exceed $20,000,000.00 (the “Term Revolving Loan Commitment”). The Term Revolving Loan Commitment shall expire at 12:00 noon Central time on the Maturity Date. Under the Term Revolving Loan Commitment amounts borrowed and repaid or prepaid may be reborrowed at any time prior to and including the Term Revolving Loan Termination Date provided, however, that at no time shall the sum of the Outstanding Revolving Advances exceed $20,000,000.00.

4.

Purpose. Advances under the Loan may be used for cash, inventory management and general working capital purposes of the Borrower and its subsidiaries, including closing costs and fees associated with the Term Revolving Loan. The Borrower agrees that the proceeds of the Loan are to be used only for the purposes set forth in this Section 4.

5.

Repayment of the Term Revolving Loan. The Borrower will pay interest on the Term Revolving Loan on the first (1st) day of each month, commencing on the first (1st) Monthly Payment Date following the date on which the first Advance is made on the Term Revolving Loan, and continuing on each Monthly Payment Date thereafter until the Maturity Date. On the Maturity Date, the amount of the then unpaid principal balance of the Term Revolving Loan and any and all other amounts due and owing hereunder or under any other Loan Document relating to the Term Revolving Loan shall be due and payable. If any Payment Date is not a Business Day, then the principal installment then due shall be paid on the next Business Day and shall continue to accrue interest until paid.

6.

Availability. Subject to the provisions of the MLA and this Second Supplement, during the period commencing on the date on which all conditions precedent to the initial advance under the Term Revolving Loan are satisfied (the “Availability Date”) and ending on the Term Revolving Loan Termination Date, advances under the Term Revolving Loan will be made as provided in this Second Supplement.

7.

Making the Advances.

(a)

Revolving Advances. Each Revolving Advance shall be made, on notice from the Borrower (a “Request for Advance”) to the Lender delivered before 12:00 Noon (Minneapolis, Minnesota time) on a Business Day which is at least three (3) Business Days prior to the date of such Revolving Advance specifying the amount of such Revolving Advance, provided that, no Revolving Advance shall be made while an Event of Default exists or if the interest rate for such LIBOR Rate Loan would exceed the Maximum Rate. Any Request for Advance applicable to a Revolving Advance received after 12:00 Noon (Minneapolis, Minnesota time) shall be deemed to have been received and be effective on the next Business Day. The amount so requested from the Lender shall, subject to the terms and conditions of this Second Supplement, be made available to the Borrower by: (i) depositing the same, in same day funds, in an account of the Borrower; or (ii) wire transferring such funds to a Person or Persons designated by the Borrower in writing.

(b)

Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on the Borrower and the Borrower shall indemnify the Lender against any loss or expense it may incur as a result of any failure to borrow any Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in this Section 7 of this Second Supplement and the MLA), including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund such Advance when such Advance, as a result of such failure, is not made on such date.

(c)

Minimum Amounts. Each Revolving Advance shall be in a minimum amount equal to $50,000.00.

(d)

Unused Commitment Fee. In addition to the fees payable on the Closing Date, Borrower agrees to pay to the Lender an Unused Commitment Fee on the average daily unused portion of the Lender’s commitment under the Term Revolving Loan from the Conversion Date until the Term Revolving Loan Maturity Date at the rate of 0.35% per annum, payable in arrears in quarterly installments payable on the first (1st) day of each January, April, July and October after the Conversion Date.

(e)

Conditions Precedent to All Advances. The Lender’s obligation to make each Advance under the Term Revolving Note shall be subject to the terms, conditions and covenants set forth in the MLA and this Second Supplement, including, without limitation, the following further conditions precedent:

(i)

Representations and Warranties. The representations and warranties set forth in the MLA and this Second Supplement are true and correct in-all material respects as of the date of the request for any Advance, except as disclosed in writing to the Lender, to the same extent and with the same effect as if made at and as of the date thereof except as disclosed in writing to the Lender;

(ii)

No Defaults. The Borrower is not in default under the terms of the MLA, this Second Supplement, the Loan Documents or any other Material Contracts to which the Borrower is a party and which relates to the construction of the Project or the operation of the Borrower’s business; and

(iii)

Government Action. No license, permit, permission or authority necessary for the construction or operation of the Project has been revoked or challenged by or before any Governmental Authority.

8.

Letters of Credit.

Commitment to Issue. The Borrower may request Revolving Advances by the Lender, and the Lender, subject to the terms and conditions of this Second Supplement, may in its sole discretion, issue letters of credit for any Borrower’s account (such letters of credit, being hereinafter referred to collectively as the “Revolving Letters of Credit”); provided, however, that:

(i)

the aggregate amount of outstanding Revolving Letter of Credit Liabilities shall not at any time exceed the amount of $3,000,000.00.

(ii)

the sum of the outstanding Revolving Letters of Credit plus the Outstanding Revolving Advances shall not at any time exceed the Term Revolving Loan Commitment.

(iii)

the expiration date of a Revolving Letter of Credit advanced under the Term Revolving Loan shall be no later than the Maturity Date.

Any Revolving Letters of Credit issued under this Section 8 are subject to the provisions of Section 2.05 of the MLA.

9.

Interest Rate. Subject to the provisions of the MLA and this Second Supplement, the Term Revolving Loan shall bear interest at a rate equal to the LIBOR Rate plus 325 basis points. The computation of interest, amortization, maturity and other terms and conditions of the Term Revolving Loan shall be as provided in the Term Revolving Note, provided, however, in no event shall the applicable rate exceed the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received under applicable state or federal laws (the “Maximum Rate”).

10.

Security. The Borrower’s obligations hereunder and, to the extent related thereto, the MLA, shall be secured as provided in the MLA.

IN WITNESS WHEREOF, the parties have caused this Second Supplement to the Master Loan Agreement to be executed by their duly authorized officers as of the date shown above.

BORROWER:		LENDER:

INDIANA BIO-ENERGY, LLC		AGSTAR FINANCIAL SERVICES,
an Indiana limited liability company		PCA, a United States instrumentality
By:	/s/ Stephen J. Hogan	By:	/s/ Mark Schmidt
Printed: Stephen J. Hogan		Printed: Mark Schmidt
Title: President		Title: Vice President

4